                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                          HUSSMANN INTERNATIONAL, INC.
                                       AT
                              $29.00 NET PER SHARE
                                       BY
                             IR MERGER CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                             INGERSOLL-RAND COMPANY

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 13, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                    May 16, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by IR Merger Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Ingersoll-Rand Company, a New Jersey corporation ("Parent"), to act as Dealer Managers in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, including the associated preferred stock purchase rights (together, the "Shares"), of Hussmann International, Inc., a Delaware corporation (the "Company"), at a price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 16, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

         1. The Offer to Purchase, dated May 16, 2000.

         2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

         3. A letter to stockholders of the Company from Richard G. Cline, Chairman of the Board, and J. Larry Vowell, President and Chief Executive Officer, together with a Solicitation/ Recommendation Statement on
    Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company.

         4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

         5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

         7. A return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 13, 2000, UNLESS THE OFFER IS EXTENDED.

       Please note the following:

         1. The tender price is $29.00 per Share, net to the seller in cash, without interest thereon, as set forth in the Introduction to the Offer to Purchase.

         2. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which represent at least a majority of the outstanding Shares on a fully diluted basis,
    (ii) the termination or expiration of the waiting period under the HSR Act (as defined in the Offer to Purchase) and under any foreign statutes and regulations and (iii) certain other conditions. See the Introduction and Sections 1--"Terms of the Offer" and 14--"Conditions of the Offer" of the Offer to Purchase.

         3. The Offer is being made for all of the issued and outstanding
    Shares.

         4. Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to The Bank of New York, as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 9 of the Letter of Transmittal.

         5. The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, June 13, 2000, unless the Offer is extended.

         6. The Board of Directors of the Company has unanimously
    (i) determined that the terms of each of the Offer and the merger (the "Merger") of the Purchaser with and into the Company are fair to, and in the best interests of, the Holders and declared that the Offer and the Merger are advisable, (ii) approved the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 11, 2000 by and among Parent, the Purchaser and the Company and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the Holders accept the Offer, tender their Shares pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement.

         7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Certificates") or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depository Trust Company, and if certificates evidencing the associated preferred stock purchase rights (the "Rights") have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the Shares pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for Shares (or certificates for Rights) or Book-Entry

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
    Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    In order to take advantage of the Offer, Certificates, as well as a Letter of Transmittal (or copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message), and all other documents required by the Letter of Transmittal must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Any Holder who desires to tender Shares and whose Certificate(s) evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3--"Procedures for Tendering Shares" of the Offer to Purchase.

    Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase). The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co., the Dealer Managers for the Offer, at 85 Broad Street, New York, New York 10004, telephone numbers (212) 902-1000 (call collect) or (800) 323-5678 (call toll free), or to Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, at 17 State Street, 10th Floor, New York, New York 10004, telephone number (800) 223-2064, for shareholders in the U.S. and Canada, and at Crosby Court, 38 Bishopgate, London EC2N 4AF, England, telephone number 011-44-207-335-7296 (please call collect), for shareholders outside the U.S. and Canada.

    Requests for copies of the enclosed materials may also be directed to the Dealer Managers or to the Information Agent at the above addresses and telephone numbers.

                                          Very truly yours,
                                          GOLDMAN, SACHS & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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